EXHIBIT 99.1

Boise Cascade

Investor Relations

1111 West Jefferson Street PO Box 50 Boise, ID 83728
T 208 384 7023 F 208 384 4913

News Release

Investor Relations Contact	Media Contact
Rob McNutt	Virginia Aulin
Office 208 384 7023	Office 208 384 4837

For Immediate Release:  September 7, 2007

BOISE CASCADE TO SELL PAPER, PACKAGING & NEWSPRINT ASSETS

BOISE, Idaho – Boise Cascade, L.L.C. (“Boise Cascade”) has entered into a Purchase and Sale Agreement (“PSA”) with Aldabra 2 Acquisition Corp. (AMEX:  AII) (“Aldabra”) for the sale of Boise Cascade’s Paper, Packaging & Newsprint segments for cash and shares of Aldabra common stock equal to approximately $1.625 billion.  As part of the transaction, Aldabra intends to change its name to Boise Paper Company (“BPC”) and will apply for listing on either the New York Stock Exchange or NASDAQ.  Boise Cascade, a privately held company, will maintain 100% ownership of its Wood Products and Building Materials Distributions segments following the transaction.  Both companies will be headquartered in Boise, Idaho.

Tom Stephens, Chairman and CEO of Boise Cascade, said, “We’re excited that Aldabra is buying our Paper, Packaging & Newsprint businesses.  Our entire organization in these operations has worked hard to transform their businesses, and this is a huge vote of confidence in what the team has built and the future opportunities before them.”

Stephens added, “This is also good news for the people in our remaining businesses, Wood and Building Materials Distribution, who have delivered strong results over the past three years.  We will use a portion of the cash received from the transaction to pay down debt.  As a well-financed and highly focused company, Wood and BMD will not only be in an excellent position to operate successfully in the challenged housing market but will also have the means to grow.  As two separate companies, the businesses will be able to focus sharply on their respective core competencies to enhance performance and returns to investors, customers, and employees.”

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Alexander Toeldte will become CEO of Boise Paper Company.  He is currently Boise Cascade’s executive vice president, responsible for its Paper, Packaging & Newsprint businesses.  Prior to joining Boise Cascade in 2005, Toeldte was CEO of two public companies in New Zealand (Fletcher Challenge Paper and Fletcher Challenge Building).

Toeldte said, “This transaction recognizes the progress we’ve made during the three years we were a private company.  We reinvigorated our culture by taking out layers of overhead, streamlining management processes, and changing our relationship with employees to one of full involvement in running the business.  We have also made key strategic investments, including the acquisition of Central Texas Corrugated, which increased the integration of our container business, and the conversion of the largest paper machine at our mill in Wallula, Washington, which significantly improves our competitive position for the future.”

The transaction, which has been approved by the respective board of directors of Aldabra and Boise Cascade, is subject to customary closing conditions as well as (i) the approval of Aldabra’s stockholders (Aldabra’s certification of incorporation provides that if a shareholder chooses not to approve a transaction, the shareholder may convert his or her shares to cash; if less than 40% of Aldabra’s shareholders choose the conversion option, the transaction will be approved); (ii) receipt of approvals under the Hart-Scott-Rodino Act; and (iii) receipt of debt financing on terms and conditions to be approved by Aldabra’s and Boise Cascade’s respective board of directors.

At closing, Aldabra will deliver to Boise Cascade approximately $1.625 billion, of which approximately $1.338 billion will be paid in cash (less $38 million in cash contributed by Boise Cascade at closing) and the balance in shares of Aldabra common stock.  The sources of funds for this transaction will consist of (i) approximately $392 million of net proceeds from Aldabra’s trust (which takes into account deferred underwriting fees and expected interest income projected through closing, net of taxes), (ii) approximately $946 million in a new debt facility to be raised in conjunction with the transaction, (iii) less $38 million in cash contributed by Boise Cascade, and (iv) approximately $325 million of new Aldabra shares that will be issued to Boise Cascade.

The number of shares of Aldabra common stock to be issued to Boise Cascade at closing will be calculated by dividing approximately $325 million by the average closing price per share of Aldabra common stock during the 20-day period ending three days prior to the closing of the transaction.  The parties have agreed that for purposes of this calculation, the average closing price will not be higher than $10.00 or lower than $9.54.  Assuming no conversion rights are exercised and an average closing price of $9.77 (the midpoint of the range), Boise Cascade would receive 34,510,747 shares of Aldabra common stock, representing 40.0% of BPC’s shares post-closing.

Boise’s investment banking advisors on this transaction are JPMorgan and Goldman Sachs, and Kirkland & Ellis LLP is acting as legal advisor.

About Boise Cascade

Boise, headquartered in Boise, Idaho, manufactures engineered wood products, plywood, lumber, and particleboard and distributes a broad line of building materials, including wood products manufactured by the company.  Boise also manufactures a wide range of commodity, specialty and premium papers, including imaging papers for the office and home and papers for pressure-sensitive applications, as well as printing and converting papers, containerboard and corrugated boxes, newsprint, and market pulp.  Visit Boise’s website at www.bc.com.

Forward-Looking Statements

This news release may contain statements that are “forward looking” within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “intend,” “will,” “future,” and similar expressions constitute forward-looking statements.  While these statements are based on the current expectations and beliefs of management, they are subject to a number of uncertainties, risks, and assumptions that could cause actual results to differ from the expectations expressed in this release.  Such risk factors include, among others: uncertainties as to the timing of the transaction; the ability to secure debt financing; approval by Aldabra’s shareholders; the receipt of regulatory approvals; the satisfaction of closing conditions to the transaction; the competitive environment in which these businesses operate; industry reaction to the transaction; and the other risk factors described in Boise’s filings with the SEC.  Boise undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this release.  You should not place undue reliance on forward-looking statements, which speak only to the date of this release.  All forward-looking statements are qualified in their entirety by this cautionary statement.